PROMISSORY NOTE

STATE OF NEW JERSEY )
                    ) SS.:
COUNTY OF CAMDEN    )

                                                                  March 31, 1995

$1,140,459.27

     FOR VALUE RECEIVED, JEVIC TRANSPORTATION, INC., a New Jersey corporation, having an address at 600 Creek Road, Delanco, New Jersey 08075 ("Maker"), hereby covenants and premises to pay to HARRY J. MUHLSCHLEGEL and KAREN MUHLSCHLEGEL, each having an address at 4 Stags Leap Court, Tabernacle, New Jersey (collectively hereinafter referred to as "Payee"), or order, at Payee's address first above written or at such other address as Payee may designate in writing, One Million One Hundred Forty Thousand Four Hundred Fifty Nine and 27/l00ths Dollars ($1,140,459.27), lawful money of the United States of America, together with interest thereon computed from the date hereof at the rate of eight percent per annum. There shall be ten (10) equal payments of principal in the sum of $114,045.93 plus accrued interest, commencing September 30, 1995 and on March 31 and September 30 of each year thereafter until paid in full.


Maker covenants and agrees with Payee as follows:

     1. Maker will pay the indebtedness evidenced by this Note as provided herein.

     2. In the event any payment due hereunder shall not be paid on the date when due, such payment shall bear interest at the lesser of eight per cent (8%) or the highest lawful rate permitted under applicable law, from the date when such payment was due until paid. In addition, Maker shall pay a late payment premium of five percent of any principal or interest payment made more than ten
(10) days after the due date thereof, which premium shall be paid with such late payment.

     3. Maker shall have the right to prepay the indebtedness evidenced by this Note, in whole or in part, without penalty, upon ten days prior written notice to Payee.

     4. Maker hereby waives presentment for payment, demand, protest, and notice of dishonor.

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     5. Any notice or demand required or permitted to be made or given hereunder shall be deemed sufficiently made and given if given by the mailing of such notice or demand by certified or registered mail, return receipt requested, addressed, if to Maker, at Maker's address first above written, or if to Payee, at Payee's address first above written. Either party may change its address by like notice to the other party.

     6. This Note may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any change, modification, termination, waiver, or discharge is sought. This Note shall be construed and enforced in accordance with the laws of New Jersey.

     7. In the event there is a public offering of Maker's corporate stock then the principal balance and any accrued interest shall become immediately due and payable on the date of the public offering.

     IN WITNESS WHEREOF, Maker has executed this Note on the date first above written.

                                             JEVIC TRANSPORTATION INC.


ATTEST:                                      By Harry Muhlschlegel
                                             --------------------------
                                                  President
By Karen M. Muhlschlegel
   ----------------------------
        Secretary